Exhibit 99.1

JEFFERSONVILLE BANCORP

PO Box 398

Jeffersonville, NY 12748

845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President – CEO	For Release
May 23, 2012

Company Press Release

Jeffersonville Bancorp Announces Intent to Voluntarily Delist from the Nasdaq Capital Market

JEFFERSONVILLE, N.Y., May 23, 2012 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) today submitted written notice to the Nasdaq Capital Market (“Nasdaq”) of its intention to voluntarily delist its common stock, $0.50 par value, from Nasdaq. The Company intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on June 4, 2012 to delist its common stock. The common stock will continue to be listed until June 1, 2012. The Company intends to commence quotation and trading under the symbol “JFBC” on the OTCQB Marketplace, operated by OTC Markets Group, promptly following the delisting. The Company also intends to file a Form 15 with the SEC on or about June 14, 2012 in order to terminate the registration of the common stock pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to notify the SEC of the automatic suspension of its public reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

The Company’s Board of Directors authorized the delisting and deregistration of the Company’s common stock after concluding that the consequences of remaining an SEC-reporting company, including the significant costs associated with regulatory compliance, outweighed the current benefits of public company status to the Company and its stockholders. The Company’s Board of Directors believes that the expense reductions inherent in delisting and deregistering its shares will benefit the Company and its stockholders, and ultimately will serve to maximize the value of the Company.

In deciding to voluntarily delist and deregister the common stock, the Company’s Board of Directors considered several factors, including the following:

•	the fact that the Company’s common stock is thinly traded;

•	the lack of an anticipated need to raise additional capital in the short term;

•	the costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

•	the fact that the Company will continue to file required reports with the Federal Reserve; and

•	the ability of the Company’s stock to continue trading through the OTCQB Marketplace operated by OTC Markets Group.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello, White Lake, Wurtsboro and Bloomingburg.

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management.